Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION SELLS BREAST CANCER TREATMENT SUBSIDIARY TO FORMER CEO IN

TRANSACTION VALUED AT UP TO $20 MILLION

Celsion announces Augustine Cheung, its founder and Chief Scientific Officer has resigned as an officer and director of the company and has acquired Celsion’s breast cancer treatment company, Celsion (Canada) Limited

Columbia, MD – January 17, 2006: CELSION CORPORATION (AMEX: CLN) today announced that Augustine Cheung, Ph.D., its founder and Chief Scientific Officer, had resigned his positions as Chief Scientific Officer and a member of the Board of Directors. The Company also announced that Dr. Cheung has acquired 100% of the outstanding shares of Celsion (Canada) Limited, a wholly owned subsidiary of Celsion Corporation, which holds the license to and all the assets associated with Celsion’s Adaptive Phased Array (APA) technology, for the purpose of further developing this technology for the treatment of breast cancer. The APA technology is licensed from Massachusetts Institute of Technology (MIT).

Dr. Cheung has agreed to purchase the shares of Celsion (Canada) Limited for $1.5 million and has committed Celsion (Canada) Limited to payment of a royalty of up to an additional $18.5 million on future sales of products developed on the APA technology platform. Celsion has agreed to defer receipt of the initial $1.5 million over a period of up to 78 months. Dr. Cheung has secured the deferred payment by a pledge of 1.5 million shares of Celsion stock owned by Dr. Cheung. Dr. Cheung has committed to obtain additional funding through selling up to 80% of his holding to a Capital Pool Company (CPC) on the Toronto Venture Exchange and to later seek additional funding through a listing on the Toronto Stock Exchange (TSX).

Dr. Cheung said, “I have decided to leave Celsion to take advantage of the opportunity to develop the APA technology. When we established our current strategy in 2001, to move from a primary focus of device development to drug development, I was aware that a new and different type of expertise would be needed to lead the company into the future. To this purpose we recruited Dr Lawrence Olanoff to become the new President and CEO of Celsion in July 2005 and I am very confident that Dr. Olanoff has all the skills required to lead Celsion as a pure drug development enterprise.

“I am very excited by Celsion’s outlook as I believe the company is financially secure and its drug development program, which I have long regarded as its most valuable asset, is gaining momentum through the advancement of ThermoDox™ into late stage clinical cancer programs.

“When I founded Celsion my goal was to make microwave technology an important component in the treatment of breast and other cancers. Over the years Celsion has seen promising results from several clinical studies involving microwave thermotherapy but has lacked the resources to bring those technologies to market in addition to the development of its other projects. I intend to optimize the APA technology and further demonstrate its clinical efficacy.”

Dr. Lawrence Olanoff, Celsion’s Chief Executive Officer, commented, “This transaction is in line with our announced strategy to divest our medical device technologies and is consistent with our commitment to focus entirely on drug development. We are convinced that we can build a portfolio of oncology applications by using our heat activated drug delivery technology as a platform and thus create greater shareholder value. We are pleased to sell our breast cancer device business to Dr. Cheung, who is very motivated to advance this device through the completion of its development, and as an expert in the field of thermotherapy will have the greatest opportunity to commercialize the technology. We are also interested in the independent development of new thermotherapy technologies in order to broaden the range of devices available to optimally provide the heat source necessary to target our heat activated drug delivery systems.”

Dr. Max Link, Celsion’s Chairman, added, “On behalf of the Board of Directors and the stockholders of Celsion I would like to extend to Dr. Cheung our thanks for his many contributions to Celsion. It is only as a result of his vision and efforts that we have obtained the development and commercial rights to our current heat activated liposomal drug delivery technology from which we hope to build a meaningful oncology company. We wish him all the best in his future endeavors.”

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. In addition, Celsion’s receipt of the royalty payments in connection with the sale of Celsion (Canada) depends upon the ability of Celsion (Canada) to develop the APA technology and bring products to market. This involves, among other risks of a new enterprise, financing, regulatory and market acceptance risks.

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Celsion Corporation 10220-L Old Columbia Road, Columbia MD 21046-2364 T 410.290-5390 F 410.290.5394